Exhibit 32
CERTIFICATION
Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in his capacity as an officer of Connors Bros. Holdings, L.P. (the “Company”), that the quarterly report of the Company on Form 10-Q for the quarterly period ended October 2, 2010, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of the Company.

Date: October 29, 2010	By:	/s/ Christopher Lischewski
Christopher Lischewski
President and Chief Executive Officer

Date: October 29, 2010	By:	/s/ Kent McNeil
Kent McNeil
Executive Vice President and Chief Financial Officer